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                                                        Exhibit 2.4
                                                        -----------

                             VOTING AGREEMENT
                             ----------------


            This Voting Agreement dated as of ---------------, 1995 is entered into between Mercantile Bancorporation Inc. ("Mercantile") and the undersigned shareholder ("Shareholder") of Security Bank of Conway, F.S.B. ("SBC").

            WHEREAS, SBC and Mercantile have proposed to enter into an Agreement and Plan of Reorganization (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the common stock of SBC (the "SBC Stock") by means of a merger between SBC and a wholly-owned subsidiary of Mercantile (the "Merger"); and

            WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Shareholder enters into this Voting Agreement; and

            WHEREAS, Shareholder believes that the Merger is in her best interest and the best interest of SBC;

            NOW, THEREFORE, in consideration of the premises, Shareholder hereby agrees as follows:

                  1.    Voting Agreement.  Shareholder shall vote, or cause
                        ----------------
to be voted, all of the shares of SBC Stock she now or hereafter owns and over which she now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of the Merger at the meeting of stockholders of SBC to be called for the purpose of approving the Merger (the "Meeting").

                  2.    No Competing Transaction.  Shareholder shall not
                        ------------------------
vote any of her shares of SBC Stock in favor of any other merger or sale of all or substantially all the assets of SBC to any person other than Mercantile or its affiliates until the consummation of the Merger, the termination of the Agreement, or the abandonment of the Merger by the mutual agreement of SBC and Mercantile, whichever occurs first.

                  3.    Transfers Subject to Agreement.  Shareholder shall
                        ------------------------------
not transfer her shares of SBC Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Mercantile.

                  4.    No Ownership Interest.  Nothing contained in this
                        ---------------------
Voting Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of SBC Stock. All rights, ownership and economic benefits of and relating to the shares of SBC Stock shall remain and belong to Shareholder, and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SBC or exercise any power or authority to direct Shareholder in the voting of any of her shares of SBC Stock, except as otherwise expressly provided herein.

                  5.    Evaluation of Investment.  Shareholder, by reason of
                        ------------------------
her knowledge and experience in financial and business matters, believes herself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $5.00 par value ("Mercantile Common Stock"), contemplated by the Agreement.


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                  6.    Documents Delivered.  Shareholder acknowledges
                        -------------------
having reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to its execution of this Voting Agreement, available for inspection and copying at the offices of the Commission and that Mercantile delivered the following such documents to SBC:

                  (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1994;

                  (b) Mercantile's Annual Report to Shareholders for the year ended December 31, 1994;

                  (c) Mercantile's Current Reports on Form 8-K filed on May 12, 1995 and May 31, 1995;

                  (d) Mercantile's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

                  (e) Mercantile's Amendment #1 to the Annual Report on Form 10-K/A filed on June 29, 1995.

                  7.    Amendment and Modification.  This Voting Agreement
                        --------------------------
may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Mercantile.

                  8.    Entire Agreement.  This Voting Agreement evidences
                        ----------------
the entire agreement among the parties hereto with respect to the matters provided for herein and, there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements between SBC and Shareholder concerning the Merger, disposition or control of the SBC Stock.

                  9.    Severability.  The parties hereto agree that if any
                        ------------
provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  10.   Counterparts.  This Voting Agreement may be executed
                        ------------
in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.   Governing Law.  The validity, construction,
                        -------------
enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri.

                  12.   Headings.  The headings for the paragraphs of this
                        ---------
Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

                  13.   Termination.  This Voting Agreement shall terminate
                        ------------
upon the consummation of the Merger, the termination of the Agreement, or the abandonment of the Merger by the mutual agreement of SBC and Mercantile, whichever occurs first.


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                  14.   Successors.  This Voting Agreement shall be binding
                        ----------
upon and inure to the benefit of Mercantile and its successors, and Shareholder, such Shareholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Shareholder. This Voting Agreement may be assigned by Mercantile only to an affiliate of Mercantile.

                                                "MERCANTILE"

                                                MERCANTILE BANCORPORATION INC.



                                                By:
                                                   ---------------------------
                                                      John W. Rowe
                                                      Executive Vice President


                                                "SHAREHOLDER"



                                                By:
                                                   ---------------------------